ONEIDA LTD.

August 31, 2006

Tim Runyan
c/o Oneida Ltd.
Kenwood Avenue
Oneida, New York

Dear Tim:

          This letter agreement (this “Agreement”) sets forth our mutual agreement concerning the terms of your continued employment with Oneida Ltd. (the “Company”):

          1.           Term. The term of this Agreement (the “Term”) shall commence as of September 1, 2006, and shall continue until January 31, 2009, unless sooner terminated in accordance with Section 7.

          2.           Position. You shall serve as Executive Vice President and Chief Global Supply Chain Officer of the Company and shall have such duties and authority as shall be determined from time to time by the President of the Company (the “President”) or by the Board of Directors of the Company (the “Board”). You agree to serve the Company faithfully and to the best of your ability. You shall report to the President.

          3.           Technical Services/Repayment of Lost Deposits. (a) You agree to relocate to Hong Kong during the Term of this Agreement. (b) As soon as practicable following the execution of this Agreement, the Company will engage the services of Asian Tech Solutions, Ltd. to provide you with equipped office space and administrative services during the period of time you are located in Asia. The Company will wire $10,000 to Asian Tech Solutions, Ltd. on or before the first day of each month during the Term and during the twelve month period following the termination of your employment by the Company without Cause or by you for Good Reason during the Term. (c) In the event you provide a security deposit for housing or other necessity required as a result of your relocation to Asia during the Term of this Agreement and that deposit becomes forfeit due to an action by the Company, the Company will reimburse you for such amount forfeited reduced by any amount recovered by you in the future.

          4.           Base Salary. During the Term, the Company will pay you a base salary of $250,000 (your “Base Salary”) in accordance with the Company's regular payroll practices, as in effect from time to time. Your Base Salary may be increased by the Board in its sole discretion at any time.

          5.           Annual Bonus. During the Term, the Company may pay you an annual bonus (your “Annual Bonus”). The form of payment and the other terms and conditions of such Annual Bonus shall be determined by, and in the sole discretion of, the Board. As of the date of this Agreement you shall participate in the Management Annual Incentive Plan with an annual bonus opportunity of not less than 50% of Base Salary. For the fiscal year ending January 2007 your bonus shall be pro rated. The criteria used to calculate such bonus, if any, are set forth on Exhibit A attached. In the event of the termination of your employment by the Company without Cause or by you for Good Reason during the Term, you shall be paid a pro-rated share of any such Bonus in a lump sum, in cash within 30 days of your termination of employment.

          6.           Earn Out Bonus and Employee Benefits. (a) During the Term you will have the opportunity to earn an additional bonus (the “Earn Out Bonus”) the amount of which shall be determined in accordance with Exhibit B attached. The Earn Out Bonus, if any, shall be payable in a lump sum, in cash, with thirty days from the date that the audited financial statements for the fiscal year ending January 2009 are completed. In the event of the termination of your employment by the Company without Cause or by you for Good Reason during the Term, you shall be paid a pro-rated share of any such Earn Out Bonus in a lump sum, in cash within 30 days of your termination of employment. (b) During the Term, you shall be included, in all the employee benefit plans or programs of the Company as are available to the other similarly situated employees of the Company generally, as well as other benefit plans or programs as may be specified by the Board. It is specifically understood that your participation, and that of your spouse, in the Company’s health benefit plan shall begin on the initial day of the Term and no waiting period shall apply. Further during the Term, the Company will provide you with a life insurance/ADD benefit in the amount of $2,000,000.

          7.           Termination of Employment. The Company shall have the right to terminate your employment at any time and for any reason. You shall have the right to terminate your employment with the Company at any time and for any reason. Subject to your execution of a general release of claims against the Company in a form substantially as attached hereto, if during the Term, the Company terminates your employment for any reason other than Cause (as defined below), or if you resign from your employment for Good Reason (as defined below), in accordance with the Company’s Severance Program, the Company shall continue to pay you Base Salary through the first anniversary of the date of your termination of employment, at such intervals as the same would have been paid had you remained employed by the Company. It shall also pay you a pro-rata portion of any unpaid Earn Out Bonus and Annual Bonus. Such periodic payments or bonus payments shall not be construed as being continued employment with the Company. In the event the Company terminates your employment for Cause or you resign your employment for any reason other than Good Reason, you shall be entitled to receive any earned and unpaid Base Salary and any accrued but unpaid vacation through the date of such termination or resignation. Unless required by applicable law, you shall have no further rights to any other compensation (including any unearned Annual Bonus or Earn Out Bonus) or any other benefits. For purposes of this Agreement, “Cause” shall mean (a) your willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the financial condition or business reputation of the Company, (b) your conviction of, or plea of nolo contendre to, a felony, or any willful perpetration of a common law fraud; or (c) your willful and continued failure or refusal to substantially perform your duties with the Company, or such conduct which, in the opinion of the Board has brought or will bring harm to the Company’s reputation and/or current or future business. For purposes of this Agreement, “Good Reason” shall mean a substantial diminution in your title, position, responsibilities or Base Salary below the level of the same as of September 1, 2006, without your consent.

          8.           Restrictive Covenants.

                       (a)           Noncompetition. In consideration of the severance payment to which you may be entitled pursuant to the Agreement as set forth above and the signing bonus, salary, bonuses and benefits to which you are entitled during the Term, you agree that during your employment with the Company and through the first anniversary of the date of your termination of employment with the Company for any reason (the “Restricted Period”) you shall not, directly or indirectly, engage, whether as a proprietor, partner, principal, joint venture participant, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity (other than an owner of less than one percent of the capital stock of a publicly traded entity), in any business or activity that competes with the business conducted by the Company in the geographical area in which it is engaged or will engage in such business during such period. Notwithstanding anything herein to the contrary, following a resignation by you without Good Reason, the “Restricted Period” for purposes of this Section 8 shall extend only so long as the Company elects, in its sole discretion, to continue to pay you Base Salary following such resignation (but in no event longer than until the first anniversary of such resignation), without regard to whether you accept such payment.

                       (b)           Nonsolicitation.

                                      (i)          You agree that during your employment with the Company and through the second anniversary of your termination of employment with the Company for any reason you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venture participant, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, call upon, solicit, advise or otherwise do, or attempt to do, business with any person or entity who is, or was during your employment, a client or customer of the Company, or take away or interfere or attempt to take away or to interfere with any customer, trade, business, patronage or affair of the Company.

                                     (ii)          You agree that during your employment with the Company and through the second anniversary of the date of your termination of employment with the Company for any reason you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venture participant, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, solicit, induce to leave, hire (or attempt to hire) or otherwise interfere (or attempt to interfere) with any person or entity who is at such time, or was during your employment, an employee, officer, consultant, representative or agent of the Company.

                       (c)          Confidentiality. You agree that at no time during the Term or thereafter will you, except in performance of your obligations to the Company, directly or indirectly, reveal to any person, entity or other organization or use for your own benefit any information deemed to be confidential or proprietary by the Company relating to the assets, liabilities, employees, goodwill, business or affairs of the Company, including, without limitation, any information concerning past, present or prospective customers, suppliers, manufacturing processes or marketing data, or any other confidential or proprietary information (“Confidential or Proprietary Information”). You further agree that you will not, without the prior written consent of the Company, remove or take from the Company's premises (or if previously removed or taken, at the Company’s request, to promptly return) any written Confidential or Proprietary Information or any copies or extracts thereof. Upon the request and at the expense of the Company, you shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, any and all rights in Confidential or Proprietary Information. This restriction shall not apply to: (i) information approved for release by written authorization of the Company or (ii) information that may be required by law or an order of any court or government agency to be disclosed. In the event you believe you are, or have reason to believe you will be, required by any applicable law, discovery request and or legal process to such information, you shall provide the Company’s General Counsel with written notice no less than five business days prior to any such disclosure.

                       (d)           Return of Company Property. Upon the termination of your employment for any reason, you will immediately return all property and material in your possession that belongs or relates to the Company, including all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, computer software and hardware, diskettes, cellular phones, drawings, charts, photographs, slides, patents, or another form of record which contains information belonging to or created or produced by, for or at the direction of the Company, or any employee or agent thereof.

                       (e)           Rights and Remedies Upon Breach. The parties acknowledge and agree that any breach of the covenants in this Section 8 will cause immediate and irreparable injury, direct or indirect, to the Company and that money damages will not provide adequate remedy. You therefore agree that if you violate any of the restrictive covenants hereunder, the Company shall be entitled, among and in addition to any other rights or remedies available under this Agreement or at law or in equity, to temporary and permanent injunctive relief, without bond or other security, to prevent you from committing or continuing a breach of such covenants. If you breach any of your obligations under this Section 8, the Company may, upon written notice to you, terminate its obligations to make any further payments to you as described in Section 7.

           9.          Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision of this Agreement held to be invalid or unenforceable shall be reformed to the extent necessary to make it valid and enforceable.

          10.        Successors. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and its successors, permitted assigns, heirs, legal representatives, executors, and administrators.

          11.        Governing Law. This Employment Agreement shall be subject to the laws of the State of New York applicable to contracts executed in and to be performed therein.

          12.        Counterparts. All executed copies of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original. This Agreement may be executed in counterparts, each of which shall constitute a single instrument.

          13.        Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

          14.        Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by law or under the Company’s employee benefit plans.

          15.        Representation. You represent and warrant that: a) as of the effective date hereof and the date of execution hereof, you are not in violation of the non-competition and confidentiality provisions of this Agreement; b) that as of the date of this Agreement and your execution thereof, you are free to and capable of performing the duties and responsibilities of your office and employment in accordance with the terms hereof; and c) that you have consulted with counsel of your choosing with respect to the terms of this Agreement, your duties responsibilities and restrictions in accordance with its terms and the significance and terms of the General Release attached hereto which you are obligated to execute as a condition of receiving severance in accordance with the terms of Section above.

          16.        Dispute Resolution.

                      (a)           Negotiated Resolution. If any dispute arises out of or relating to, this Agreement including the calculation of the Earn Out Bonus (“Dispute”), you shall have the right to ask the Audit Committee of the Board of Directors (the “Audit Committee”) to resolve such Dispute in good faith.

                      (b)           Arbitration. If the Audit Committee has acted in an arbitrary or capricious manner, you may request that the Dispute be settled by arbitration conducted in Syracuse, New York which shall be in accordance with the rules and procedures of JAMS/Endispute then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Sincerely,

/s/ JAMES E. JOSEPH

President

ACCEPTED AND AGREED:

/s/ WILLIAM T. RUNYAN

Date: September 1, 2006